SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): April 28, 2004
                                -----------------

                          TNX TELEVISION HOLDINGS, INC.
               (Exact Name of Registrant as Specified in Charter)

DELAWARE                               000-33313                          94-4868287
(State or Other Jurisdiction     (Commission File Number)      (I.R.S. Employer Identification No.)
of Incorporation)

                         1811 CHESTNUT STREET, SUITE 120
                        PHILADELPHIA, PENNSYLVANIA 19103
              (Address of principal executive office and zip code)

       Registrant's telephone number, including area code: (215) 972-8191

                             SZM DISTRIBUTORS, INC.
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

      On April 27, 2004, we completed a private placement of securities in which we raised approximately $10,085,000 in gross proceeds from a group of institutional and accredited investors. The private placement resulted in net proceeds to us of approximately $9,300,000 after deducting the placement agent fees and other expenses related to the private placement. Roth Capital LLC acted as lead placement agent in connection with the private placement.

      Pursuant to the terms of the private placement, we issued to investors 10,085 shares of 5% Series A convertible preferred stock with a stated value of $1,000 per share, convertible into an aggregate of 7,470,357 shares of our common stock at a conversion price of $1.35 and warrants to purchase an aggregate of 3,735,178 shares of common stock at an exercise price of $1.75 per share. Investors received a warrant to purchase one share of common stock for each two shares of common stock issuable upon conversion of the shares of preferred stock.

      Each share of Series A preferred stock entitles the holder to receive a 5% cumulative dividend payable quarterly in arrears within three trading days of each of March 31, June 30, September 30 and December 31. We may pay the dividends, at our option, either in cash or shares of common stock. The holders of the Series A preferred stock are entitled to a liquidation preference equal to the amount invested, plus any accumulated and unpaid dividends. Except as otherwise required by law, the Series A preferred stock is non-voting. However, for so long as any shares of the Series A preferred stock are outstanding, we shall not, without the affirmative vote of the holders of at least a majority of the shares of preferred stock then outstanding: alter or change adversely the powers, preferences or rights given to the Series A preferred stock; authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to the Series A preferred stock; redeem or purchase any of our securities; pay or declare a dividend upon any junior securities; or enter into any agreement with respect to the foregoing items.

      Each share of Series A preferred stock will automatically convert into common stock at a conversion price of $1.35 at such time as the volume weighted average price of our common stock for each of 30 consecutive trading days is greater than $4.00 per share.

      The warrants issued in the private placement have an exercise price of $1.75 per share of common stock and will expire five years from the closing date. We may call the warrants, at any time commencing one year after the closing, if the volume weighted average price of the common stock for each of 30 consecutive trading days following the one year anniversary of issuance is greater than $4.50 per share.

      Roth Capital Partners LLC acted as lead placement agent in connection with the equity financing and received compensation in the form of cash in the amount of $584,797. In addition, Roth Capital received warrants to purchase 309,414 shares of common stock, exercisable for five years from the date of issuance. First Montauk Securities Corp., JMP Securities and Wainwright Securities acted as sub-placement agents in connection with the financing and received compensation in the amount of $49,052, $40,250 and $31,500, respectively, and warrants to purchase 25,953, 21,297 and 16,667 shares of common stock, respectively. All of such warrants issued to these placement agents were in the same form as the warrants issued to the investors in the private placement. Another individual received compensation in the form of 150,000 shares of our common stock for introducing certain investors that participated in the offering.

      We intend to use a portion of the net proceeds from the financing to repay approximately $850,000 of indebtedness to certain of our affiliates. The remainder will be used for general corporate purposes and working capital.

      Our directors, executive officers and certain holders of greater than 5% of our outstanding common stock have agreed not to sell or otherwise dispose of any of our securities held by such persons, subject to certain exceptions, without the consent of the placement agent, for a period of 180 trading days commencing upon the closing of the private placement.

      The private placement was made only to accredited investors in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Regulation D promulgated under the Securities Act. The shares of common stock underlying the preferred stock and the shares of common stock underlying the warrants have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. In connection with the Securities Purchase Agreement, we entered into a Registration Rights Agreement with the investors, also dated as of April 23, 2004, which requires us to file a registration statement with the Securities and Exchange Commission within 30 days of the closing covering the resale of (i) the shares of common stock underlying the shares of preferred stock issued to the investors and (ii) the shares of common stock underlying the warrants issued to the investors and to have such registration statement declared effective within 120 days after such closing, subject to extension as a result of written comments by the Securities and Exchange Commission. We would be subject to penalties of up to 1.5% of the investor's investment per month for each month we were late in meeting such deadlines up to a cap of an aggregate of 15%. In addition to covering the resale of the investors' securities described above, such registration statement will also cover the resale of 3,000,000 shares of common stock held by current stockholders and the 186,759 shares underlying the warrants issued to the placement agents.

      After giving effect to the private placement, as of April 27, 2004, we had outstanding 45,815,924 shares of common stock and 10,085 shares of 5% Series A convertible preferred stock, convertible into an aggregate of approximately 7,470,357 shares of common stock, outstanding warrants to purchase an aggregate of 5,302,373 shares of common stock and outstanding options to purchase an aggregate of 4,963,361 shares of common stock.

      This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

      The foregoing description of the private placement does not purport to be complete and is qualified in its entirety by reference to the Securities Purchase Agreement, Registration Rights Agreement, Certificate of Designations and Form of Warrant, which are attached hereto as exhibits and incorporated herein by reference.

      Our press release dated April 26, 2004 announcing the private placement is incorporated herein by reference and filed as Exhibit 99.1 hereto.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits:

Exhibit
Number      Description
------      -----------

3.1 Certificate of Designations, Rights and Preferences of 5% Series A Convertible Preferred Stock.

4.1 Form of Warrant to purchase the Common Stock of TNX Television Holdings, Inc. at a purchase price of $1.75 per share, issued to investors and placement agents in connection with the Securities Purchase Agreement, dated as of April 23, 2004.

4.2 Registration Rights Agreement, dated as of April 23, 2004, by and among TNX Television Holdings, Inc. and the stockholders listed therein.

10.1 Securities Purchase Agreement, dated as of April 23, 2004, by and among TNX Television Holdings, Inc. and certain investors listed therein.

99.1        Press Release dated April 26, 2004

ITEM 9. REGULATION FD DISCLOSURE.

      Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995,
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, reflecting management's current analysis and expectations, based on reasonable assumptions.. These forward looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "may," " will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors. These factors include but are not limited to, the demand for our products; delays in train television installation; inability to convert letters of intent into signed contracts; changes in the market for advertisements; competitive factors in the businesses in which we compete; adverse changes in the securities markets and the availability of and costs associated with sources of liquidity; changes in national, regional or local business conditions or economic environments; and legislative or regulatory changes that affect our business. The Company does not undertake, and specifically disclaims any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

      We are releasing the following information because it was shared with prospective investors in the financing described in Item 5 and the information may be deemed material.

      We are initially targeting what we believe is approximately a half billion dollar revenue opportunity in the United Kingdom based on the following assumptions: (i) there are approximately 900 million UK passenger journeys per year, (ii) the average journey time is nearly 30 minutes, (iii) there are advertising slots available per passenger journey and (iv) revenue per ad per passenger is based on an assessment of CPM advertising rates in other UK mediums. Other revenue opportunities from ancillary products, such as Wi-Fi or closed circuit television or other revenues streams, including content sponsorship, data mining and passenger surveying, are contemplated in the future, but are not included in the market size assessment or our financial model.

      Assuming that (i) we enter into definitive agreements with all of the United Kingdom Train Operating Companies ("TOCs") with whom we have letters of intent with estimated installation start dates ranging from the third quarter of 2004 through the fourth quarter of 2005; (ii) our rate card increases at a rate of 10% per year; (iii) our effective sell through rate (discount off of the rate card combined with the percentage of available advertising slots sold) increases from 38% in 2004 to 55%, for 2005; (iv) we pay advertising agency commissions of 15% and a further commission to an independent digital media sales house; (v) we are able to obtain equipment lease financing terms at such time that our monthly net revenues exceed operating expenses (not including hardware costs and installation) by 20%, we expect to have total net revenue of $4.7 million in 2004, and as much as $78 million in 2005, with expected costs of revenues of $2.3 million in 2004 and $33 million in 2005. In addition, we expect to have operating expenses of $7.9 million in 2004 and $15.9 million in 2005. Based on these same assumptions, we expect to have a net loss of $5.2 million in 2004 and a net income of approximately $10 million in 2005.

      In addition, based on these assumptions, we expect to have negative net operating cash flows of $10.5 million in 2004 and positive cash flows from operations of $9.7 million in 2005 and expect to have our first month of positive cash flow in the fourth quarter of 2004. If we meet the above projections, we would anticipate increased revenues and income in succeeding years.

      These projections are subject to numerous risks and, like all projections, are inherently unreliable. Among the factors that could adversely affect our ability to meet these projections is that our system is not field tested and may not work; it may take longer than expected to go from letters of intent to definitive agreements and then to installed systems than we anticipate and we may be unable to go from letters of intent to definitive agreements at all; it may be more costly to install and operate the systems than projected; and we may be unable to sell advertising at the anticipated rates or quantities. All of these factors could cause us to miss the projections and, in light of the numerous uncertainties and assumptions related to the projections, deviations between actual results and projected results may be substantial. Not only is there no assurance that we will generate positive cash flow and income when projected, but there is no assurance that we will ever generate positive cash flow or net income.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                          TNX TELEVISION HOLDINGS, INC.

                             By: /s/ Irwin L. Gross
                                 --------------------------
                             Name: Irwin L. Gross
                             Title: Chief Executive Officer

Date: April 28, 2004

                                  EXHIBIT INDEX

Exhibit
Number      Description
------      -----------

3.1 Certificate of Designations, Rights and Preferences of 5% Series A Convertible Preferred Stock.

4.1 Form of Warrant to purchase the Common Stock of TNX Television Holdings, Inc. at a purchase price of $1.75 per share, issued to investors and placement agents in connection with the Securities Purchase Agreement, dated as of April 23, 2004.

4.2 Registration Rights Agreement, dated as of April 23, 2004, by and among TNX Television Holdings, Inc. and the stockholders listed therein.

10.1 Securities Purchase Agreement, dated as of April 23, 2004, by and among TNX Television Holdings, Inc. and certain investors listed therein.

99.1        Press Release dated April 26, 2004